October 20, 1998

Mr. Randol E. Kirk, President
Rad Source, Inc.                                     VIA FAX  954-755-5306
475 Ramblewood Drive, Suite 207
Coral Springs, Florida  33071


Dear Mr. Kirk:

This letter sets forth the proposal of Capital International Holdings, Inc.
(CHI) and it's affiliates to render investment banking services to Rad Source, Inc. ("the Company" in connection with a public offering of common shares under Rule 504D of "the Company" for working capital purposes of up to $680,000 (Six Hundred and Eighty Thousand Dollars)

1. Bridge Financing: CIH shall use its "Best Efforts" to obtain a bridge loan for the Company up to a total amount of $100,000.00. The bridge loan shall be repaid from the proceeds of the securities offering described below (the Offering) or 120 days after each loan funding, whichever occurs earlier, with interest of 15% per annum. The lender will require an equity participation of up to 33% of the equity capitalization of the Company, post offering. The Company, upon receipt of any bridge loan funds, will immediately submit all necessary documentation for a patent pertaining to the linear X-ray components and design associated with high output X-ray irradiation.

2. CIH will commence the undertaking of this offering pending the completion of Due Diligence of the Company and updated financial statements to be in compliance with current Securities and Exchange Commission regulations. Additionally, current documentation for due diligence requirements will be requested by CIS and it is expected the "Company" will respond to these requests in a timely fashion. Completion of this phase of the offering should be completed within two weeks of acceptance of this proposal.

3. CIH proposes to have Capital International Securities Group, Inc. (CIS) use its best efforts to offer securities of the Company in an offering (the Offering) under Rule 504, Regulation D, of a maximum of $680,000 of common Stock. Such offering to be exempt from the formal registration requirements of the Securities and Exchange Act of 1933, as amended, pursuant to Rule 504, Regulation D. CIS and the Company shall have the right to approve the ultimate offering, including but not limited to the offering price, the offering memorandum which will be provided by the Company and all ancillary documentation. Such minimum offering should be completed within (8) weeks of delivery of approved offering documents to CIS unless extended by the Company. Contemplated pricing of said offering is $2.00 per share.

The Company represents to CIS that the offering documents provided by the Company for use in the foregoing offering will be complete and accurate in all


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material respects, will meet the disclosure requirements of the Securities Act of 1933 and will not include and untrue statement of a material fact or omit to state any material fact require to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

All information furnished to CIS by the Company will be accurate and complete in all material respects at the time furnished and CIS does not assume responsibility for the information furnished. The Company confirms that CIS in rendering its services hereunder may use and rely on such information without independent verification thereof.

4. The Company has requested Capital Corporate Finance Inc. (CCF) to identify, conduct due diligence, and negotiate preliminary terms of a reverse merger with a publicly held corporation. The Company shall enter into a binding agreement with the public company to retire to treasury all control shares currently held by management and directors. Additionally and independently, the company will enter into a two (2) year consulting agreement pertaining to investor relation purposes with the legal representative of the public corporation who will be paid in full by the Company within 15 days after completion of the public offering.

Capital Corporate Finance, Inc. (CCF) shall be entitled to purchase at par value One Percent (1%) of the total issued and outstanding common of the Company prior to the offering (30,000 shares) as well as the purchase of One Hundred Thousand (100,000) common stock purchase warrants, at an exercise price of Three Dollars ($3.00) per share at a purchase price of One Cent ($.01) per warrant.

5. The suggested preliminary structure of the Company's capitalization post offering, would total Three Million, Five Hundred Thousand Shares (3,500,000) of which current management, officers and directors would own Two Million, Two Hundred, Fifty Five Thousand Shares. The remaining shares would be held by public stockholders and bridge loan sources. The proposed public offering would include 340,000 common shares at an offering price of Two Dollars ($2.00) per share. The combined aggregate dollar amount of the sale of the common stock and the exercise of the warrants could total $980,000.00 (Nine Hundred, Eighty Thousand Dollars.)

6. The Company agrees to pay CIS a fee equal to 10% of gross proceeds of the Offering, a 2% financial consulting fee to CIH and non accountable expense allowance equal to 3% of the gross proceeds of the offering to CCF. The Company will be responsible for blue sky filings in states requested by CIS.

The Company will enter into a financial consulting agreement with Capital Corporate Finance, Inc. (CCF) with respect to mergers and acquisitions whereby Capital Corporate Finance will be retained for a period of One (1) Year upon successful completion of the offering at the rate of $5,000 (Five Thousand Dollars) per month.

7. CIS shall also have the right of first refusal for a period of two years after the date hereof (the "Term"), contingent on CIS successful completion of the Offering, to act as managing underwriter or offering agent for any public offerings or private placements of its securities contemplated by the Company or any of its subsidiaries. The right of first refusal herein shall not apply to borrowing by the Company from banks and other lending institutions unless otherwise arranged by CIS. This right of first refusal shall be on terms equal to those written proposal by third parties, and CIS shall be required to


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promptly advise the Company as to whether it desires to exercise the right of first refusal herein, and in all events it shall advise the Company within a period of 30 days after a proposal is submitted by the Company to CIS.

8. In addition to any fees that may be payable to CIS, and regardless of whether a financing is consummated, the Company hereby agrees to reimburse CIS for all of its accountable out-of-pocket fees and expenses arising out of CIS efforts on the Company's behalf, provided that once such expenses reach $5,000 any additional expenses shall require express written consent. Reasonable out-of-pocket fees and expenses include, but are not limited to, costs such as the cost of legal fees, telephone, telecopier, courier services, accommodations, travel, printing and postage. All such expenses shall be credited against the non-accountable expense allowance payable upon completion of the offering. Upon the earlier of the termination or expiration of the Agreement or the consummation of the Offering, all outstanding costs and expenses shall be due and payable.

9. The Company will indemnify and hold harmless, CIH, CIS and CCF, and its officers, directors and employees against all claims, damages, liability and litigation expenses in connection with its investigation and defense of any claims as the same are incurred, which are related to or arise out of any inaccuracy in any information provided in the offering documents provided to CIH, CIS or CCF in connection with the "Offering".

CIH, CIS, and CCF agrees to indemnify and hold harmless the Company and its officers, directors, and employees against all claims, damages, liability and litigation expenses (including the expense of the Company and its affiliates, in connection with its investigation and defense of any claim) as the same are incurred, which are related to or arise out of its activities in connection with the "Offering"

10. The Company shall pay CIH a commitment fee of $1,500 upon execution hereof.

11. The services or advice to be provided by CIH, CIS or CCF hereunder shall not be disclosed publicly or made available to third parties not affiliated with the Company without CIH, CIS or CCF prior written approval, shall not be unreasonably withheld, except as required by law, including but not limited to the Company's obligations under the applicable securities laws. All information concerning the Company that is not publicly available will be treated by CIH, CIS and CCF as confidential and will be revealed to third parties only on a need to know basis, unless legally compelled.

12. This Agreement shall be governed by the laws of the State of Florida and may not be amended or modified except in writing, signed by both parties.

13. This Agreement and all rights and obligations thereunder shall be binding upon and insure to the benefit of each party's successors and may not be assigned without the other party's consent.

14. The Company agrees to allow CIS or CCF to have a representative attend all shareholders and Board of Directors meeting for the during the term of this Agreement, CIS or CCF will receive ten (10) days written notice in advance of such meetings. Additionally, CIS or CCF shall have the right to appoint one director of the Company during the term of the engagement hereof.


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15. The present shareholders shall agree to a two (2) year lock up of their stock positions unless amended in writing by Capital International Holdings, Inc.

If the foregoing meets with your approval and is in accordance with your understanding, please so indicate by signing and returning the enclosed duplicate of this letter.

Yours very truly,

Capital Corporate Finance Inc.                       Rad Source, Inc.

By: /s/  Anthony Leavitt                             By: /s/ Randol E. Kirk
------------------------                             ----------------------
Anthony Leavitt, Director                            Randol E. Kirk, President


Agreed to and accepted this 20th day of October, 1998




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